Exhibit 99.1

REFINITIV STREETEVENTS

EDITED TRANSCRIPT

DIOD.OQ - Q2 2021 Diodes Inc Earnings Call

EVENT DATE/TIME: AUGUST 05, 2021 / 9:00PM GMT

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AUGUST 05, 2021 / 9:00PM, DIOD.OQ - Q2 2021 Diodes Inc Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Brett R. Whitmire Diodes Incorporated - CFO

Emily Yang Diodes Incorporated - SVP of Worldwide Sales & Marketing

Gary Yu Diodes Incorporated - SVP of Business Groups

Keh-Shew Lu Diodes Incorporated - Chairman, CEO & President

Leanne Sievers

CONFERENCE CALL PARTICIPANTS

David Williams

Gary Wade Mobley The Benchmark Company, LLC, Research Division - Former Research Analyst

Matthew D. Ramsay Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

Tristan Gerra Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

William Stein Truist Securities, Inc., Research Division - MD

P R E S E N T A T I O N

Operator

Welcome to the Diodes Incorporated Second Quarter 2021 Financial Results Conference Call. My name is Vanesa, and I will be your operator fortoday's call. (Operator Instructions)

I will now turn the call over to Leanne Sievers of Shelton Group investors.

Leanne Sievers

Good afternoon, and welcome to Diodes second quarter 2021 financial results conference call. I'm Leanne Sievers, President of Shelton Group, Diodes' Investor Relations firm. Joining us today are Diodes' Chairman, President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Brett Whitmire; Senior Vice President of Worldwide Sales and Marketing, Emily Yang; Senior Vice President of Business Groups, Gary Yu; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I'd like to remind our listeners that the results announced today are preliminary as they are subject to the company finalizing its closing procedures and customary quarterly review by the company's independent registered public accounting firm. As such, these results are unaudited and subject to revision until the company files its Form 10-Q for its second quarter 2021 ending June 30, 2021.

In addition, management's prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore, we refer you to a more detailed discussion of the risks and uncertainties in the company's filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.

In addition, any projections as to the company's future performance represent management's estimates as of today, August 5, 2021. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change, except to the extent required by applicable law. Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the company's press release are definitions and reconciliations to GAAP to

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non-GAAP items, which provide additional details. Also throughout the company's press release and management statements during this conference call, we refer to net income attributable to common stockholders as GAAP net income. For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 90 days in the Investor Relations section of Diodes website at www.diodes.com.

And now I'll turn the call over to Diodes' Chairman, President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Thank you, Leanne. Welcome, everyone, and thank you for joining us today. Our record second quarter performance across all financial metrics is a testament to our strong execution and global manufacturing footprint, enabling us to meet the growing demand for our products. Our growth was once again driven by record global POS revenue as well as record revenue in the automotive, industrial and consumer end markets, especially in IoT, combined it with record revenue in the computing market, driven by our Pericom product for high end PC, server and data center applications.

Diodes continued success in those markets contributed to gross margin expansion in the quarter of 270 basis points sequentially and also reflected the continued improvement in the loading and the Lite-On Semiconductor facility. In fact, loading at the LSC facility reached 87% in the quarter, which is approximately 6 months ahead of the original planted ramping schedule.

Further highlighting our great result was the achievement of record GAAP and non-GAAP net income as well as EBITDA which increased 22% sequentially to almost 23% of revenue. The highly accretive LSC acquisition, together with our significant operating leverage drove adjusted earnings per share for the first 6 months of 2021 to more than double the adjusted EPS reported in the same period of 2020.

And with our expectation for another quarter of record results in the third quarter, driven by strong global demand and variable capacity due to previous acquisition and internal manufacturing expansions and improved product mix, we are well positioned to deliver continued growth increasing profitability and shareholder value. Our achievement of year-over-year revenue growth of 53%, and the gross profit increased 57% this quarter, representing a major step toward our long-term goal of $2.5 billion in revenue and $1 billion in gross profit by year 2025.

With that, let me now turn the call over to Brett to discuss our second quarter financial results and our third quarter 2021 guidance in more detail.

Brett R. Whitmire - Diodes Incorporated - CFO

Thanks, Dr. Lu. And good afternoon, everyone. As part of my financial review today, I will focus my comments on the sequential change for each of the line items, and will refer you to our press release for a more detailed review of our results as well as the year-over-year comparisons.

Revenue for the second quarter 2021 was a record $440.4 million, an increase of 7% from the $413.1 million in the first quarter of 2021. Gross profit for the second quarter was also a record of $159.8 million or 36.3% of revenue, increasing 15% or 270 basis points from $138.6 million or 33.6% of revenue in the first quarter 2021. I would also like to point out that the gross profit increased 57% from $101.5 million in the second quarter 2020.

GAAP operating expenses for the second quarter 2021 were $94.4 million or 21.4% of revenue. And on a non-GAAP basis, we're $90.4 million or 20.5% of revenue, which excludes $4.1 million of amortization of acquisition-related intangible asset expenses. This compares to non-GAAP operating expenses in the prior quarter of $86.4 million or 20.9% of revenue.

Total other income amounted to approximately $5.4 million for the quarter, consisting of $5.3 million of unrealized gain on investments, $1.8 million of other income and $818,000 of interest income, partially offset by $2 million of interest expense and $500,000 in foreign currency loss.

Income before taxes and noncontrolling interest in the second quarter 2021 was $70.7 million compared to $50 million in the previous quarter.

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Turning to income taxes, our effective income tax rate for the second quarter was approximately 17.1%.

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GAAP net income for the second quarter 2021 was a record $55.4 million or $1.22 per diluted share compared to GAAP net income of $39.5 million or $0.87 per diluted share in the first quarter 2021. The share count used to compute GAAP diluted EPS for the second quarter 2021 was 45.4 million shares.

Non-GAAP adjusted net income in the second quarter was a record $54.6 million or $1.20 per diluted share, which excluded net of tax $3.4 million of acquisition-related intangible asset costs, $100,000 of acquisition-related costs and a $4.2 million gain in value on certain LSC investments. This compares to non-GAAP adjusted net income in the first quarter 2021 of $42 million or $0.93 per diluted share and a significant improvement from the $28.6 million or $0.54 per diluted share in the second quarter 2020.

Included in the second quarter 2021 GAAP net income and non-GAAP adjusted net income was approximately $6.8 million, net of tax of non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP earnings per share and non-GAAP adjusted EPS would have increased by $0.15 per diluted share for the second quarter 2021 and $0.11 for first quarter 2021.

EBITDA for the second quarter was a record $99.4 million or 22.6% of revenue compared to $81.7 million or 19.8% of revenue in the prior quarter. On a year-over-year basis, EBITDA increased 80% from $55.3 million in the second quarter of 2020, further highlighting our significant operating improvements over the past year.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA, which provides additional details.

Cash flow generated from operations was $93.9 million for the second quarter 2021. Free cash flow was $66 million for the second quarter, which included $27.9 million for capital expenditures. Net cash flow in the second quarter was a negative $36.2 million, which included the paydown of $114.2 million of total debt.

Turning to the balance sheet. At the end of the second quarter, cash, cash equivalents, restricted cash plus short-term investments totaled approximately $302 million. Working capital was $582 million and total debt, including long-term and short term, was $301 million. Total cash this quarter is greater than our total debt, demonstrating our significant cash generation that has enabled us to be back in a net positive cash position within only two quarters since closing the LSC acquisition.

In terms of inventory, at the end of the second quarter, total inventory days decreased to approximately 96 in the quarter as compared to 98 last quarter. Finished good inventory days also decreased to 26 from 27 in the first quarter 2021. Total inventory dollars increased $14.2 million to approximately $304.1 million. Total inventory in the quarter consisted of $8.2 million increase in raw materials, a $6.9 million increase in work in process and a $900,000 decrease in finished goods.

Capital expenditures on a cash basis for the second quarter 2021 were $27.9 million or 6.3% of revenue. We expect to remain within our target model of 5% to 9% for the full year.

Now turning to our outlook.

For the third quarter 2021, we expect revenue to increase to approximately $467 million, plus or minus 3%, which represents a record on both an organic and a consolidated basis for a combined increase of about 6% sequentially at the midpoint, which is better than typical seasonality. We expect GAAP gross margin on a consolidated basis to be 37%, plus or minus 1%.

Non-GAAP operating expenses, which are GAAP operating expenses adjusted for the amortization of acquisition-related intangible assets, are expected to be approximately 20% of revenue, plus or minus 1%. We expect net interest expense to be approximately $1.2 million. Our income tax rate is expected to be 18%, plus or minus 3%, and shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 45.8 million shares.

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Please take note that purchasing accounting adjustments of $3.4 million after tax, for Pericom and previous acquisitions is not included in these non-GAAP estimates.

With that said, I will now turn the call over to Emily Yang.

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Thank you, Brett, and good afternoon. As Dr. Lu and Brett mentioned, second quarter revenue was a record and increased 7% quarter-over-quarter, which was at the high end of our guidance due to strong demand across all target end markets and geographies. POS revenue was another record, driven by record revenue in all regions. Distributor inventory in terms of weeks was down quarter-over-quarter, which is below our defined normal range of 11 to 14 weeks.

Looking at global sales in the second quarter. Asia represented 80% of the revenue, Europe 12% and North America, 8%.

In terms of our end markets, computing represented 30% of revenue, industrial, 22%; consumer, 19%; communications, 17%; and automotive, 12% of revenue. We achieved record revenue in automotive, industrial, consumer, as well as computing end market, which was driven by record Pericom revenue.

Now let me review the end markets in greater details.

Starting with Automotive. Revenue increased 83% year-over-year to another quarterly record and contributing to an increase in our 8-year CAGR to 29% since established the automotive division in 2013. We continue to see significant growth in this market as we capture both increasing market shares and content gains despite the overall supply challenges. This growth reflects the success of Diodes solution sales and demand generation efforts in penetrating new and existing automotive customers and applications.

We are securing an increasing number of new design-ins for electric vehicles and water pump applications for our high-voltage Hall-effect sensors. We're also gaining traction for our dual- and quad-channel Op-Amps in multiple applications as well as LED drivers in daytime running light, real break light lamp control applications, automotive DC to DC converters continued to see strong growth with newly released product targeting applications such as infotainment power supplies, forward lighting, taillight, instrument clusters, telematics and advanced driving assistance.

In ADAS specifically, we continue to increase our content in this area with our four channel low capacitance TVS products for automotive data line protection due to increased demand for electric vehicles. Additionally, with strong demand in the automotive intelligence applications, we have successfully secured design-ins for Pericom I/O expanders in smart cockpit and ADAS system.

The Pericom product have gained increasing content opportunities with new design sockets for our low jitter CMOS Buffer in infotainment and other in-cabin applications.

SBR Schottky devices also delivered solid revenue across several applications, along with new design-ins for battery management system, instrument panels, infotainment, headlights, Driver Monitor System and cellular vehicle-to-everything applications.

In the Industrial market, revenue increased 53% year-over-year to a quarterly record as we continue to build strong momentum across our product portfolios. We saw strong demand for LDOs, for power tools, e-meters and other industrial applications. Our very broad DC to DC product portfolio is getting more design-ins and design wins for industrial applications, such as programmable logic controllers, IoT, security, servo motor, smart grid energy and power supplies. We're also securing increasing design wins for our LED drivers in air purifiers with UVC light disinfection and Internet cameras used for digital intelligence and video analytics security system. We're also seeing new opportunities for Schottky diodes and rectifiers in industrial IoT and embedded applications.

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In the Consumer market, revenue was also a record as we continue to see increasing growth momentum in the IoT space, where our small form factor packaging provide a leading advantage for Diodes. In addition, home appliances are starting to use higher energy conversion efficiency for their rechargeable batteries, and we have a leading AC to DC product platform for light-low, high-efficiency features.

We're also seeing a strong demand for audio amplifiers, LED drivers and DC to DC converters, along with new design ins/design wins in applications like security systems, cameras, smart labels, smart door locks, streaming boxes, cable modems, monitors and televisions. Our discrete product also being designed into home security systems and gaming console applications.

In the Communications market, we continue to focus on mobile, smartphone and especially 5G applications. We are seeing traction for Schottky Diodes in access point router, Schottky as superfast rectifier in power over ethernet adapters and hyperfast rectifier in hundred wall open frame designs.

TVS product revenue is also growing as our uni-dimensional TVS product, a design into USB Type-C in new generation smartphone equipped with a quick charging feature, with the demand for the higher working voltage and higher search capability, TVS demand has been on the rise for most smartphone manufacturers as the quick charging and wireless charging feature become mainstream. We also enjoyed revenue growth and design wins for LDOs in smartphones, fast recovery rectifiers and glass passivated rectifiers in applications like mobile phone charging, sustainable energy and telecom power supplies.

Additionally, we continue to experience increasing demand for our Pericom product in the communication market. As mentioned in the last quarter, Pericom frequency control products, ultra-low jitter, small size crystal oscillator family has had several design-ins into optical modules. Pericom's package switches also saw increasing demand and design-in activity in both PCI Express 2.0 and PCI Express 3.0 products in applications, such as set-top boxes and consumer premise equipment.

Lastly, in the Computing market, revenue grew 141% over the prior year period to a record, in part driven by record Pericom revenue. Our strong growth in this market has been supported by continuous demand for Notebook, Chromebook and high-end PCs, servers and data center applications. Also, current protection USB power switches and compact low management switches continue to see strong demand and revenue growth from Chromebook and Notebook applications, along with design-ins and design wins for CSP rectifiers, Omni-polar hall sensors, due up to Unipolar hall sensors, DC to DC converters and USB charging type detector in new notebook, educational notebooks and desktop PCS.

Also in the PC market, we continue to see new design wins for our 1.8 volt re-drivers servicing USB Type-C and DisplayPort applications. We also have strong growth for HDMI/DisplayPort re-drivers for high-resolution displays and also released DisplayPort and HDMI active mux re-drivers supporting multiple displays.

In summary, we are very pleased to have achieved our third consecutive quarter of record revenue, coupled with record performance across all financial metrics. Our increase in content expansion and market share gains in key target markets like automotive, industrial and computing are contributing to our growth as well as margin expansion.

Additionally, the LSC integration continued to progress well and ahead of the schedule, with early evidence of success and future upside available through market, customer and product portfolio synergies. With our expectations for another quarter of record performance, we look forward to reporting our continuous progress.

With that, we now open the floor to questions. Operator?

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Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) We have our first question from Gary Mobley with Wells Fargo Securities.

Gary Wade Mobley - The Benchmark Company, LLC, Research Division - Former Research Analyst

Congratulations on another strong quarter. I wanted to start off by asking about inventory in the channel. You mentioned below trend for distribution. I'm assuming you're probably a couple of weeks below the low end of the normal range and you're heading into a seasonally strong quarter. So I presume that we might see another sequential dip in distributor inventory, correct me if I'm wrong there? But what I'm leading up to is a question about seasonality in the fourth quarter, I would imagine, in what's normally a seasonally slow fourth quarter that is perhaps, when you're going to have the opportunity to rebuild some inventory. And so should we assume that you're going to see a very atypical seasonal fourth quarter?

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

This is Emily. Let me address the question. So you are absolutely correct. Our number of weeks in the channel inventory went down this quarter,definitely below our normal range of 11 to 14 weeks. I think at this moment, it's difficult for us to predict the Q4. But we don't expect in the short term, there will be significant inventory situation change in the channel at this moment.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Yeah, internally, we might want to build some inventory because 1Q, typically, is a Chinese New Year quarter. And from our manufacturing side, we might have the worker shortage for the Chinese New Year shutdown. Therefore, by past experience, the best way is build up internal inventory to support customer needs in 1Q because we still believe that market should be still strong. And we need to have some inventory to support our customer.

Gary Wade Mobley - The Benchmark Company, LLC, Research Division - Former Research Analyst

Got it. I appreciate that. I guess this falls under the umbrella that investors always want more. You had a decent beat for the second quarter, but perhaps not by as much as some other competitors. So my question to you is, were you constrained at all by supply, supply of things like silicon wafers or anything like that, that may have constrained the second quarter revenue?

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

I think, Gary, let me address that question. I think, first of all, we really need to look beyond just a quarter, right? So if you look at our results, this is actually a third consecutive record revenue for Diodes, right? So we're definitely seeing a supply and demand imbalance. And what we've been doing is actually working through different challenges and also working with the customers very closely, understanding their true demand. At the same time, we also see this as a great opportunity. It actually gives us a good chance to work with the executive teams and continue to expand our relationships, continue to expand our prim sockets. So I think that's pretty much the strategy we've been working on and definitely showing a great result. So even you look at the guidance, our seasonality is 5%, and we actually guided 6%. So this is definitely above the seasonality, and we're still seeing really, really strong overall demand.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

And if you look at -- we even have -- everybody knows the supply is very constrained and shortage. But fortunately, we have a stable opportunity to improve our supply. Fortunately, we purchased the GFAB from Texas Instruments back in 2019. And that gives us tremendous capacity to support us. And at the same time, when we consolidated LSC, when LSC, their wafer fab, was only half loaded. And so due to the last almost 12 months of the effort, we have qualified our process into Lite-On Semi's wafer fab. And because of that you can see, we ramped it up almost 6 months ahead of time. We started from 50% at the end of this last year, then now at end of second quarter, we were up to 87%, and that will continue going to improve our output, the loading. At the same time, we are putting up more to expand some of the facility. So therefore, we believe we are better than our competitors in the supply point of view.

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Operator

We have our next question from Matt Ramsay with Cowen and Company.

Matthew D. Ramsay - Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

I guess this is a question for Dr. Lu, and then maybe Emily, if you have anything to chime in. My observation has been that with the industry and many of your competitors' supply constraints that this might be an opportunity for Diodes as a smaller supplier versus some larger competitors for you guys to break in and get qualified with new customers, some that you might have been chasing for some time, and this is an opportunity where you have supply and maybe some of your competitors do not, that you could win some new customer logos. That's the first question is Dr. Lu, is that, in fact, happening? And Emily, if you feel like you have opportunities to sort of land and expand at those customers that might be one for the first time?

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Yes, definitely, Matt, like I mentioned earlier, we believe this is actually a great opportunity for Diodes and working with the customer closely,building the stronger relationship, make the business and partnership deeper, expanding the prim positions, definitely something we focus ondriving. And that's also part of the reason you're seeing a really strong Q3 guidance and also Q2 performance.

Matthew D. Ramsay - Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

Got it. That makes sense. I guess as my follow-up question. I don't know if this is for Emily or for Brett, but if you could give us a little color and detail maybe on what you expect from the different segments sequentially as we go into the September quarter guide? That would be helpful for, I think, everybody modeling.

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

So maybe let me start addressing that with the end market. So we're seeing pretty much strong demand across all the regions and all the end market segments. Automotive, we're still seeing a lot of demand opportunities and also momentum in the ADAS area, we call it connected driving, ADAS telematic infotainment. We continue to see comfort, safety and lighting being adapted with a lot of the new functions and features. Electrification continues, we're definitely seeing the volume of electric cars, output increased. So overall, we've seen really strong automotive across all different areas that we focus on. Industrial, we're also seeing very strong demand and industrial cross over to a lot of different applications. But overall, we've seen strong strength in this segment. Computing, I would say some of the personal PC or motherboard definitely grew a lot, right, throughout the last few quarters. We're still seeing good momentum, but we're definitely seeing stronger and more into the server area, the data center area, but overall, is still strong. Consumer, Q3 is always a strong quarter for consumer because the holiday builds and stuff like that. And we really focus more on the IoT related area, and we've been talking about that. For communication, smartphone is part of the communications. This is also a strong cycle. We're also seeing continuous good momentum on the 5G area. I did talk about the CPEs and the routers and stuff like that. So I would say all in all, it's really across all regions and all end markets.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Another testament is we have the record over record for the POS. And that is the demonstration of our capability to grow our revenue and the capability of how we pushing and gaining market shares.

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

We have also record revenue in automotive segment, record revenue in computing, record revenue in industrial and also record revenue in theconsumer area, yes.

Matthew D. Ramsay - Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

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So should I just assume, I guess, for everyone's models that each of the different segments will be up sequentially. And then, some will be morethan others, but I just wanted to clarify that. Congratulations.

Operator

Our next question is from Tristan Gerra with Robert W. Baird.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

Given you mentioning that the utilization rate at the Lite-On fab was, if I heard well, 87% exiting Q2. And I believe you're getting about 10% incremental capacity from the GFAB from TI every year, assuming that the supply constraints continue into next year, it sounds like you probably need to add even more capacity. And ON Semi, mentioned this morning at their Analyst Day, they're going to cut in half, 25% of their total revenue, which is non-target products. And I know Diodes is more focused on gross margin than just pure growth nowadays. However, do you see this as a market share potential opportunity for Diodes in terms of picking up products, some of the products that ON Semi is going to deemphasize perhaps in your automotive business? And then could you even see value in sort of the fabs that on Semi will be setting? Because it seems to me that you've ramped already a lot very quickly in terms of the available capacity you have relative to the competition.

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Tristan, this is Emily. Let me answer first. Any time there's a strategic change with my peers. It's always a good opportunity for Diodes to really gainmore of the market share and pick up some of the business. Related to whether it's a value for the fab or some of the products, I believe we reallyneed to understand more to answer that question. But I would say, overall, as a company, we continue to expand our capacity. Dr. Lu mentionedabout the GFAB, the SFAB-2, the JKFAB from Lite-On Semiconductor, even assembly and test, we continue to expand based on what we see as astrategic need in the longer term. So I hope I answered your question.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

And then a quick follow-up. You've mentioned that Pericom is starting to gain traction in communications. Is that the early innings of that? And how should we look at the potential of that opportunity for Pericom? Is it the type of percentage adoption rate that we've seen Pericom getting in data center, for example, any way you can quantify that opportunity?

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Right, Tristan. I think Pericom overall is gaining traction actually across multiple end markets. So it's not just one, I think I just highlighted some of the key design wins and momentum in my speech. But overall, if you look at the Pericom revenue, we had another record quarter. It was a record previous quarter. It was a record previously as well. So overall, in the communication segment, we definitely see a lot of opportunity in the data center, in the networking area, especially when the speed and the requirements are getting higher. And for example, the crystal oscillator and the Clock IC, the timing area, supporting the new requirements is definitely giving us even more opportunity than before. The 5G, the CPE, the set-top box, so I would say, across even in the automotive, I talked about Pericom in the previous quarter in the automotive. So computing has always been strong for Pericom product. So I think all in all, even in the industrial. So we're actually seeing good momentum for the Pericom demand and also the demand creation across all segments.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

If you see, we have continued several quarters. I even don't remember how many quarters we set record Pericom revenue, quarter-after-quarter, probably for several years. And so this is again, the testament of how we can gain the market share and push the Pericom product.

Operator

Our next question comes from William Stein with Truist Securities.

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William Stein - Truist Securities, Inc., Research Division - MD

First, I'd like you to comment on the cyclicality of the business. In particular, your results and even more so your guidance show a very good expectation, not only above seasonal revenue next quarter expected, but a good uplift in operating margin. And I'm wondering how much of that strength you believe is coming from pricing and other cyclical factors versus some structural benefits perhaps from the Lite-On Semi transaction? And I have a couple -- maybe at least one follow-up, if I can.

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

William, this is Emily. So I'd say when we look at this kind of margins, it's really divided into different areas. So the product mix improvement has been something we focused on, we're driving. We've been talking about the new product, giving us better features and functions that improve our overall margin and better product mix is another important milestone that we've been driving over the last few years -- it's not just this quarter. I think the other portion we're talking about manufacturing operational improvement, and that will continue. So Lite-On definitely is part of it, but I would say all in all, it's really kind of summarizing all different areas. So improve the productivity overall as a company.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Yes. But one thing, you remember when we acquired LSC, we lay out 4 synergies. And the manufacturing is the first one, we can mature that it's not even finished yet. That's just -- and the first one, we can gain. Then we still have more synergies, which are the market synergy, product synergies and customer synergy, which we have yet to gain yet. And so we hope to continue to improve our margin after we obtain those synergies  in addition to what Emily was talking about, all these operational and product mix synergy, operational synergy and product mix synergy. Another big one is going to be coming from the LSC acquisition synergies.

William Stein - Truist Securities, Inc., Research Division - MD

That's a good segue into my second question, actually. How far is the company into this integration, you talk about 87% utilization on the surface, it might seem, okay, we're done here, but I'm sure you're not done. You just mentioned that you're not done. What should we think about from a modeling perspective when we consider the uplift from both a revenue and profitability perspective that could come from this deal?

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Well, then that I will let Gary give you the answer the LSC, from the gross margin model on those, I need to say we do not separate the gross margin improvement from Diodes only or LSC only. We consolidate all together because one of the things we really don't want to separate is the LSC products we qualify using Diodes and then push to the marketplace. Those you cannot say are LSC or that's a Diodes. But that's when we're talking about the synergy, we talk about market synergy, the product synergy, all those customer synergies, those really is intend to do is Diodes brand and we qualify LSC product using Diodes brand to push to the marketplace. So that we intentionally don't want to separate the improvement based on LSC or Diode. We all report consolidated numbers. And then Gary answer the rest of the question.

Gary Yu - Diodes Incorporated - SVP of Business Groups

Yes, and this is Gary. Let me address the question about your relations -- the LSC-related question. So we have been driving the manufacturing synergies since the integration with Lite-On Semi, which including the second source, offload from internal and external wafer fab. At the same time, and we also improved our yield rate, cost reduction and the bottleneck action in many places so productivity can be improved a lot. At the same time, by leveraging the product synergy, as Emily mentioned about, we are able to drive much better product mix to support our customer. Those kind of activities we continue to do and that will be probably improve our GP and revenue very, very quickly. That's why you see, for the past three quarters, we see the LSC from losing money to breakeven, now we are making money.

Operator

We have our next question from David Williams with Benchmark.

AUGUST 05, 2021 / 9:00PM, DIOD.OQ - Q2 2021 Diodes Inc Earnings Call

David Williams

First, congrats on the solid execution and the growth, very good to see. I guess my first question would be on the margin side and just how sustainable do you think that is as we start to get to a more normalized environment? And have you taken any opportunity maybe to rationalize the portfolio in terms of just where you're contributing your capacity to maybe higher margin products?

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Yes. David, like I mentioned, product mix is the ongoing effort that we've been driving, it's not just 1 quarter. And with the product mix change, not just this quarter, you're actually seeing consistent improvement from our overall margin performance point of view. So we believe building a better product mix is a sustainable approach, building a stronger relationship, expanding our prim position is definitely a sustainable approach as well and continue to drive the manufacturing operation improvement will also be sustainable. So I think doing the right thing at the right time and taking the opportunity to continue to expand, it definitely paves for a really strong path for us to work towards our 2025 goal, which is $2.5 billion and $1 billion gross profit. So I think we're definitely on the right track.

David Williams

Great. And then just kind of thinking about -- you're obviously marching towards the $2.5 billion top line goal pretty quickly here. And we're in a very strong environment. But I guess, if you kind of think about the stickiness of that revenue, maybe what you picked up from competitors and because you are able to supply. Do you think that revenue stays fairly sticky? Is there any concern with maybe some of that reversion of some of the revenue that you picked up more recently?

Emily Yang - Diodes Incorporated - SVP of Worldwide Sales & Marketing

Well, I really think, when you build a stronger relationship with the customer and you really expand the relationship, it definitely gives us more of the prim position to compete in a longer term. So I personally believe this is actually a long-term strategy, we've been always driving. And so I don't think that will change. Market is always up and down. I think we all lived through a few cycles. There's no surprise over that. But I think the foundation is important to build right now, and we believe we are building a stronger foundation, and we want to continue to expand our market share.

AUGUST 05, 2021 / 9:00PM, DIOD.OQ - Q2 2021 Diodes Inc Earnings Call

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Yes. Especially, customer relationship, you support them with the tough times I guarantee you they won't forget about it. And if you are able to support them, then they will know next time when the market's tight again, they can turn to us instead of they cannot get a help. And another thing is they all know Diode has capacity, and we continue to improve our capacity. So if they design in our product, they don't need to worry about we'll not let them down. Now they might be handled when the market is very tight, they might but at least, we will not let them down. And this was still able to ship their product to their customers. And that is most important relationship and the trust we build up during this cycle. So yes, actually, in my mind, this is a good opportunity for us to build up the solid foundation for the future. And therefore, -- Diodes since long time ago, we have been continue gaining the market share, outgrow our peer. And during this tough time, we even one step stronger than before.

Operator

We have no further questions at this time. I will turn the call over to management for closing remarks.

Keh-Shew Lu - Diodes Incorporated - Chairman, CEO & President

Thank you for your participation. Operator, you may disconnect now.

Operator

And thank you, sir, and thank you, ladies and gentlemen. This concludes our conference. Thank you for your participation. You may now disconnect.

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